Exhibit 10.2

CHANGE ORDER FORM
Milestone Payment Adjustments

PROJECT NAME: Sabine Pass LNG Stage 2 Liquefaction Facility OWNER: Sabine Pass Liquefaction, LLC CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc. DATE OF AGREEMENT: December 20, 2012	CHANGE ORDER NUMBER: CO-00020 DATE OF CHANGE ORDER: January 12, 2016

The Agreement between the Parties listed above is changed as follows:

1.	The following payment milestones in Attachment C of the Agreement will be amended:

A. Payment Milestone: 31.01 LNG Train 3 - 50% Complete of Installation of Above Ground Pipe

The milestone is hereby amended by deleting the phrase ‘original budgeted’ and replacing with ‘current forecast’.

B. Payment Milestone: 43.01 Subproject 3 - Finish Installation of Above Ground Pipe

The milestone is hereby amended by deleting the phrase ‘original budgeted’ and replacing with ‘current forecast’.

Adjustment to Contract Price

The original Contract Price was	$3,769,000,000
Net change by previously authorized Change Orders (#0001-00019)	$31,299,776
The Contract Price prior to this Change Order was	$380,299,776
The Contract Price will be (increased) by this Change Order in the amount of	$—
The new Contract Price including this Change Order will be	$3,800,299,776

Adjustment to dates in Project Schedule
The following dates are modified (list all dates modified; insert N/A if no dates modified): No impact to Project Schedule.

Adjustment to other Changed Criteria (insert N/A if no changes or impact; attach additional documentation if necessary)

Adjustment to Payment Schedule: No

Adjustment to Minimum Acceptance Criteria: N/A

Adjustment to Performance Guarantees: N/A

Adjustment to Design Basis: N/A

Other adjustments to liability or obligation of Contractor or Owner under the Agreement: N/A

Select either A or B:
[A] This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Initials:
/s/ DV Contractor /s/ EL Owner

~~[B] This Change Order shall not constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall not be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner~~

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

/s/ Ed Lehotsky	/s/ Dena Volovar
Owner	Contractor
Ed Lehotsky	Dena Volovar
Name	Name
VP LNG Projects	Project Manager
Title	Title
January 25, 2016	January 12, 2016
Date of Signing	Date of Signing